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                                                                   EXHIBIT 99.2


         NEWFIELD PROVIDES EARLY GUIDANCE FOR 2004 PRODUCTION VOLUMES**


FOR IMMEDIATE RELEASE


         HOUSTON - (OCTOBER 30, 2003) - In today's third quarter 2003 financial and operating results conference call, NEWFIELD EXPLORATION COMPANY (NYSE:NFX) disclosed the following regarding 2004 production estimates:

         David A. Trice, Newfield President and CEO, said "Our production this year has been strong and we will once again make our target in 2003. We think that the consistency of our performance and track record sets us apart from our peers and competitors. We are in the planning process for 2004 at this time and will publish specific 2004 guidance in February 2004. Our current outlook calls for 2-5% organic growth in 2004. With some significant wells coming on line in the fourth quarter of 2003, and increased drilling activity in our onshore areas, we expect our gas production to exit 2003 at about 525 million cubic feet per day and oil production to end the year at about 16,000 barrels of oil per day, reflecting the sale of Australia."

         Trice also stated that year-to-date 2003, Newfield has replaced its production with the addition of new reserves in all domestic focus areas.

         Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield's areas of operation include the Gulf of Mexico, the onshore U.S. Gulf Coast, the Anadarko and Arkoma Basins and select international ventures.

**All of the above information regarding production is forward looking and is based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2002. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company                          For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020                       Steve Campbell
Houston, TX 77060                                                (281) 847-6081
www.newfld.com                                                  info@newfld.com
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